Remarks by Henry C. Wolf

Vice Chairman and Chief Financial Officer
Norfolk Southern Corporation
NS/KCS Joint Venture Conference Call
Friday, December 2, 2005

slide1: NS Logo

            Since 2000, Kansas City Southern has provided Norfolk Southern with haulage services for intermodal trains on KCS' "Meridian Speedway" between Meridian, Mississippi, and Dallas, Texas.  Norfolk Southern has had an outstanding working relationship with KCS over the Meridian Speedway.  Earlier this year, we commenced discussions to extend the current intermodal haulage arrangement, which ends in 2006, while at the same time we are seeking to increase capacity and improve service for all customers using the Speedway.  Yesterday, Norfolk Southern and KCS reached agreement, subject to the approval of the Surface Transportation Board, to form a joint venture involving the portion of the Speedway between Meridian and Shreveport, Louisiana.

slide 2: Map of Meridian Speedway

Knoxville
Chattanooga
Memphis
Atlanta
Birmingham
Macon
Dallas
Jct.
Greenville
Jackson
Meridian
Shreveport
Vicksburg
Dallas
Hattiesburg
Mobile
Beaumont
Gulfport
Houston
New
Orleans
Port Arthur
Galveston

            To help provide geographical perspective, a portion of Norfolk Southern's network is shown on this map in green and a portion of Kansas City Southern's in red.  Narrowing the lens, the section of the Speedway involving the joint venture is highlighted in dark red.

slide 3: Transaction Terms

Transaction Terms

- KCS contributes the 320-mile line from Meridian, Miss., to Shreveport, La., to joint venture for a 70% member interest
- NS contributes $300 million for a 30% member interest
- $260 million will be used for capital improvements over a four-year period to improve speed, reliability and add capacity for all customers
- NS remains the sole provider of certain intermodal services
- NS and KCS will jointly market local Dallas intermodal traffic
- KCS remains the operator of the line and continues to service existing KCS customers

            Pursuant to the transaction, KCS will contribute its 320-mile rail line from Meridian to Shreveport in return for a 70 percent interest in the joint venture.  Norfolk Southern will contribute $300 million in cash for a 30 percent interest in the joint venture.  Not less than $260 million of Norfolk Southern's cash contribution will fund capital improvements between Meridian and Shreveport over a four-year period.  KCS may seek reimbursement for prior expenditures on the line or borrow up to $40 million of the remaining cash contribution.

Norfolk Southern will be the sole provider via a haulage agreement of domestic intermodal services on the Shreveport-to-Meridian portion of the Speedway to and from points in the United States west of Fort Worth (including transcontinental traffic originating at West Coast ports) and points east of Meridian.  KCS and Norfolk Southern will jointly market local Dallas intermodal traffic to and from Norfolk Southern's network in the East.  KCS will handle all other business over the line, including traffic local to the line and the KCS system and traffic to and from Mexico.

Other railroads using the Speedway today will continue to do so under the terms of their agreements with KCS.  The joint venture will be managed by a management committee composed of KCS and Norfolk Southern representatives, who will determine future capital projects and oversee service delivery.

slide 4: Transaction Business Benefits

Transaction Business Benefits

- Provides an extension of NS’ and KCS’ current transcontinental intermodal haulage service
- Improves service and capacity for intermodal customers between the local Dallas market and NS’ network in the East
- Improves service and capacity for all customers using the Speedway

            From a business standpoint, the purpose of the transaction is threefold.  First, the transaction provides an extension of Norfolk Southern's current intermodal haulage service.  Second, the transaction will improve capacity and service for intermodal customers between the local Dallas market and Norfolk Southern's network in the East.  And finally, the capital improvements will enhance speed and reliability, and provide additional capacity for all customers utilizing the Speedway.  We expect that all traffic moving over the Speedway will benefit from this improved service.

In 2005, NS expects to operate approximately 400,000 revenue moves between the Southwest and the New Orleans, Meridian and Memphis gateways, which is an increase of 45 percent compared with 2000 levels and represents a compounded annual growth rate of 7.4 percent.  This increase exceeds not only Norfolk Southern's overall intermodal growth rate but also the overall intermodal growth rate in the United States during the same five-year period.

We anticipate that we will see continued volume growth over our principal southeastern gateways.  To accommodate this growth while meeting customers' service expectations, Norfolk Southern is committed to expanding capacity over these gateways.  This transaction represents an effective means of achieving that goal going forward.

slide 5: Norfolk Southern Financial Impact

NS Financial Impact

- The investment will be mildly dilutive for the first two years ($0.01 to $0.02 per share) principally due to reduced interest income.
- As improvements are completed and the benefits from increased capacity and enhanced train speed can be realized, business growth will offset the dilution caused by the loss of interest income.
- By the fourth year, we expect our investment in the joint venture to become accretive ($0.01 to $0.03 per share) as we benefit from increased volume and revenue and lower operating expenses facilitated by the increased capacity and operating efficiency that will be gained from the improvements.

            We anticipate that the joint venture will be modestly dilutive on Norfolk Southern's earnings for the first couple of years since our $300 million investment will reduce interest income on Norfolk Southern.  However, as the investment is made and the improvements are completed, we expect that the dilution from the lost interest income will be offset by income from additional traffic.  As more capacity comes on line, business growth should offset the dilution and be nearly neutral by the end of the third year. Thereafter, we expect increasing accretion as the increased capacity continues to enable the joint venture to handle additional business with enhanced operating efficiency.

slide 6: Transaction Diagram

Transaction Diagram

NSR 30%
member interest
KCS 70%
member interest
Cash
Haulage
Line
Trackage Rights
Operating
Agreement
Limited Liability Company
– Joint Venture

In summary, this last slide is a simplified diagram of the proposed transaction.  Norfolk Southern and KCS will seek STB approval within the next few months.  The closing of the transaction will be subject to customary conditions, including obtaining any required governmental and third-party consents.

      This transaction represents an important initiative that will 1) increase rail capacity, 2) improve rail connections among rail carriers, 3) improve the fluidity of the nation's rail network; and 4) demonstrate our collective commitment as an industry to pursue opportunities to improve customer service across North America.

            Thank you, and we will now take questions that you may have at this time.

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